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                                                               Exhibit 26(d)(13)

PREMIUM DEPOSIT ACCOUNT AGREEMENT

This agreement is a part of the policy   WHEN WILL WE WITHDRAW AMOUNTS
to which it is attached and is subject   FROM YOUR PREMIUM DEPOSIT
to all its terms and conditions. This    ACCOUNT TO PAY YOUR ANNUAL
agreement is effective as of the         PREMIUMS?
original policy date of the policy
unless a different effective date is     We will withdraw an amount from
shown on the policy data pages.          your premium deposit account to pay
                                         your premium on the first business
WHAT DOES THIS AGREEMENT                 day after each policy anniversary, or
PROVIDE?                                 if this agreement is issued with a
                                         variable policy, on the first valuation
This agreement allows for the            date after your policy anniversary.
payment of the premiums for your
life insurance policy on an annual       WHAT IS THE GUARANTEED INTEREST
basis, using amounts withdrawn           RATE THAT APPLIES TO AMOUNTS
from your premium deposit account.       WITHDRAWN FROM YOUR PREMIUM
The amount and number of annual          DEPOSIT ACCOUNT?
premium payments to be paid will
be shown on your Premium Deposit         We credit a specified rate of interest
Account Confirmation, which we will      on each premium deposit you make
send you upon receipt of your            to your premium deposit account.
deposit.                                 The rate of interest that we credit a
                                         premium deposit does not change
IS THERE A CHARGE FOR THIS               and is guaranteed for the duration
AGREEMENT?                               that all or a portion of the premium
                                         deposit remains in the premium
No. There is no charge for this          deposit account.
agreement.
                                         The rate of interest that we credit
CAN YOU HAVE MORE THAN                   different premium deposits may vary.
ONE PREMIUM DEPOSIT                      However, we will not credit a
ACCOUNT ON YOUR POLICY AND               premium deposit with an annual rate
CAN ONE PREMIUM DEPOSIT                  of interest of less than the Minimum
ACCOUNT FUND MORE THAN ONE               PDA Guaranteed Annual Interest
POLICY?                                  Rate shown on the policy data
                                         pages.
No. Only one premium deposit
account is allowed per policy and        The rate of interest that we use to
only one policy is allowed per           calculate the interest portion of your
premium deposit account.                 premium payment is shown on the
                                         Premium Deposit Account
HOW MANY DEPOSITS CAN BE                 Confirmation for that premium
MADE TO YOUR PREMIUM DEPOSIT             deposit.  We will send you a
ACCOUNT?                                 Premium Deposit Account
                                         Confirmation for each premium
We will accept up to three deposits      deposit you make.
into your premium deposit account.
However, you may only make one           WHEN IS CREDITED INTEREST APPLIED?
deposit to your premium deposit
account in the first policy year. If     We apply credited interest to the
you send us additional deposits, we      amount withdrawn from your
will require the following:              premium deposit account to pay the
                                         premium at the time the withdrawal
   (1)  each of the new annual           is made.  The credited interest we
        premium payments must be         apply to the amount withdrawn is
        equal; and                       determined based on the interest
                                         rate in effect for the premium deposit
   (2)  the premium amount must          from which the amount withdrawn is
        be equal to or greater           taken.  We credit that interest rate
        than your current annual         on the amount withdrawn from the
        premium; and                     date of the premium deposit, as
                                         stated on your Premium Deposit
   (3)  the period over which            Account Confirmation, to the date of
        premiums are paid from the       withdrawal.
        premium deposit account must
        be at least as long as that      The credited interest we apply to the
        shown on your most recent        amount withdrawn is paid directly from
        Premium Deposit Account          the assets of our general account and
        Confirmation.                    not from your premium deposit
                                         account.  Only premium deposits are
WHAT IS THE AMOUNT WE WILL               held in the premium deposit account.
WITHDRAW FROM YOUR
PREMIUM DEPOSIT ACCOUNT?

At the time the annual premium is
paid, we will withdraw an amount from
your premium deposit account equal to
the annual premium less the amount
of interest we credited on the amount
withdrawn.  Together, the amount
withdrawn from your premium deposit
account and the interest we credited
on that amount will equal the annual
premium.

14-20005         Premium Deposit Account        Minnesota Life Insurance Company

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IS INTEREST CREDITED UPON               CAN YOU CHANGE THE ANNUAL
TERMINATION OF THIS AGREEMENT?          PREMIUM WHILE YOUR PREMIUM
                                        DEPOSIT ACCOUNT AGREEMENT IS IN
Yes.  If this agreement is terminated   EFFECT?
for any reason we will pay interest
on the balance of each deposit          No, except when you increase
made to the premium deposit             your annual premium as a
account. Interest on the balance of     result of additional deposits
each deposit is calculated using the    into your premium deposit
Minimum PDA Guaranteed Annual           account.
Interest Rate shown on the policy
data pages, from the later of:          CAN YOU MAKE PREMIUM PAYMENTS
                                        TO YOUR POLICY IN ADDITION TO THOSE
   (i)   the date of your initial       MADE BY YOUR PREMIUM DEPOSIT
         deposit into your premium      ACCOUNT?
         deposit account; or
                                        Yes. You may make additional
   (ii)  the date of the last           premium payments of any amount on
         premium payment made from      your policy, subject to any
         your premium deposit account;  restrictions or conditions for
         or                             premium payments as stated in
                                        your policy.
   (iii) the date of any deposits
         made into your premium         WHAT HAPPENS IF WE CANNOT APPLY
         deposit account after the      THE FULL PREMIUM AMOUNT FROM
         last premium payment from      YOUR PREMIUM DEPOSIT ACCOUNT
         your premium deposit account.  WHEN YOUR PREMIUM IS DUE?

IS CREDITED INTEREST APPLIED TO         If the full amount of the premium
AMOUNTS WITHDRAWN FROM YOUR             would disqualify your policy as life
PREMIUM DEPOSIT ACCOUNT OR              insurance according to the terms of
INTEREST RECEIVED UPON                  the policy, we will apply as much
TERMINATION OF THIS AGREEMENT           premium as we can so your policy
TAXABLE?                                will remain qualified. Any amount of
                                        premium that remains will be
Yes. The credited interest that we      returned to you.  We will treat this as
apply to amounts withdrawn from         a termination of this agreement and
your premium deposit account to         send you the balance of your
pay premiums and interest received      premium deposit account with
upon termination of this agreement      interest calculated using the
are taxable. For each year interest     Minimum PDA Guaranteed Annual
is credited,  we will send you a Form   Interest Rate.
1099-INT showing the annual
amount.                                 If the full amount of the premium
                                        would cause your policy to become a
CAN YOU WITHDRAW THE FULL               modified endowment contract (MEC),
BALANCE OF YOUR PREMIUM DEPOSIT         we will apply as much premium as
ACCOUNT?                                we can according to your existing
                                        MEC instructions. Any amount of
Yes. You may make a request to          premium that remains will be
withdraw the full balance of your       returned to you. If we return any
premium deposit account. We will        premium, we will treat this as a
treat this as a termination of this     termination of this agreement and
agreement and send you the balance      send you the balance of your
of your premium deposit account with    premium deposit account with
interest calculated using the           interest calculated using the
Minimum PDA Guaranteed Annual           Minimum PDA Guaranteed Annual
Interest Rate.                          Interest Rate.

CAN YOU WITHDRAW A PARTIAL
BALANCE OF YOUR PREMIUM DEPOSIT         TO WHOM WILL WE PAY ANY BALANCE
ACCOUNT?                                REMAINING IN YOUR PREMIUM
                                        DEPOSIT ACCOUNT UPON THE DEATH OF
No.  However, your request to           THE INSURED?
withdraw a partial balance of your
premium deposit account will be         We will pay to the beneficiary of the
treated as a termination of this        policy any balance remaining in
agreement. We will send you the         your premium deposit account, with
remaining balance of your premium       accrued interest, upon the death of
deposit account with interest           the insured.
calculated using the Minimum PDA
Guaranteed Annual Interest Rate.        IS THIS AGREEMENT SUBJECT TO THE
                                        INCONTESTABILITY AND SUICIDE
WHEN WILL THE BALANCE OF YOUR           PROVISIONS OF THE POLICY?
PREMIUM DEPOSIT ACCOUNT BE
RETURNED TO YOU?                        No. Those provisions do not apply to
                                        this agreement. If the insured dies
The balance of your premium             within the contestable period from
deposit account will be returned to     any cause, any remaining balance in
you under the following                 your premium deposit account will be
circumstances:                          paid to the beneficiary of the policy,
                                        with accrued interest calculated using
   (1)  when your policy                the Minimum PDA Guaranteed
        terminates or is                Annual Interest Rate.
        surrendered; or

   (2)  when this agreement is
        terminated.

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WHEN DOES THIS AGREEMENT           CAN THIS AGREEMENT BE REINSTATED?
TERMINATE?
                                   No. If this agreement terminates for
This agreement will terminate:     any reason, it will not be reinstated.
                                   However, you may be allowed to add
   (1)  when your policy           a new premium deposit account
        terminates or is           agreement.
        surrendered; or
                                   Gary R. Christensen      Robert Senkler
   (2)  when we receive a               Secretary             President]
        written request to
        terminate this
        agreement; or

   (3)  after the balance in
        your premium deposit
        account goes to
        zero; or

   (4)  when you decrease
        your annual premium;
        or

   (5)  when you request
        to withdraw all or
        part of the balance
        of your premium
        deposit account; or

   (6)  when we cannot
        apply the full premium
        amount from your
        premium deposit
        account at the
        time your planned
        premium becomes
        due; or

   (7)  upon the death of
        the insured.